K&L GATES LLP SOUTHEAST FINANCIAL CENTER 200 SOUTH BISCAYNE BOULEVARD, suite 3900 MIAMI, FL 33131 T 305.539.3300 F 305.358.7095
Exhibit 5.1

June 16, 2021

Enochian Biosciences, Inc. 2080 Century City East Suite 906 Los Angeles, CA 90067

Re: Enochian Biosciences, Inc. Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Enochian Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 3,866,668 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Securities”), pursuant to the Securities Purchase Agreement, dated June 14, 2021 (the “Purchase Agreement”), by and among the Company and the purchasers named therein (the “Purchasers”).

In connection with the offering and sale of the Shares, the Company has prepared and filed (a) the registration statement on Form S-3 (File No. 333-239837) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “1933 Act”) and effective as of July 20, 2020, (b) the prospectus dated July 20, 2020, contained in the Registration Statement (the “Base Prospectus”) and (c) the prospectus supplement dated June 14, 2021, filed by the Company with the Commission pursuant to Rule 424(b)(2) of the 1933 Act (the “Prospectus Supplement” and together with the Base Prospectus the “Prospectus”).

Our opinion set forth below is limited to the Delaware General Corporation Law and reported judicial decisions interpreting those laws.

In connection with rendering the opinion set forth below, we have examined: (a) the Purchase Agreement, (b) the Registration Statement and (b) the Prospectus. We have also examined the Company’s certificate of incorporation and by-laws, the resolutions of the Company’s Board of Directors relating to the issuance and sale of the Shares, and the Company’s stock ledger.

Enochian Biosciences, Inc.

June 16, 2021

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. In rendering our opinion below, we also have assumed that: (a) the issuance of all Shares will be duly noted in the Company’s stock ledger upon issuance, (b) certificates representing the Shares will be issued to the Purchasers in connection with the issuance of the Shares unless the Company’s Board of Directors adopts a resolution providing that all shares of Common Stock shall be uncertificated prior to the issuance of the Shares, and (c) the Purchase Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms. We have not verified any of the foregoing assumptions.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Purchase Agreement and in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 16, 2021 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

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